Exhibit 16.1

                                                              June 15, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: File No. 000-26284

Ladies and Gentlemen:

We have read the statements made by Milestone Scientific, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of June 2004. We agree with the statements concerning our Firm in such Form 8-K, except that we are not in a position to agree or disagree with the Company's statement that the decision to change accountants was approved by the Registrant's Audit Committee and its Board of Directors as a whole.


/s/ J.H. COHN LLP
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J.H. COHN LLP



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